EXHIBIT 99.1

Press Release

Escalade Reports Record Second Quarter Results and Increases Quarterly Dividend 12%

Second-Quarter Highlights

•	Revenue increased 50.1% on net sales of $83.5 million
•	Gross margin improvement of 450 bps to 27.8%
•	Operating income of $10.9 million, an increase of 340.0%
•	Diluted EPS of $0.61 per share
•	Quarterly dividend increase from $0.125 per share to $0.14 per share

Evansville, IN (August 6, 2020) Escalade, Incorporated (NASDAQ: ESCA) - “Following a strong first quarter performance, the Company accelerated growth in the second quarter, delivering record sales and earnings. Despite continued challenges associated with the COVID-19 pandemic, our revenue grew 50.1%, while gross margin expanded 450 basis points in the quarter. This resulted in an acceleration of diluted EPS to $0.61 versus $0.13 in 2019,” said Scott Sincerbeaux, President and CEO of Escalade, Inc. “Our entire organization rallied around each other to ensure the well-being of our collective teams. Early in the quarter, our production facilities in Gainesville, Florida and Rosarito, Mexico experienced closures associated with the outbreak of COVID-19 and reopened with heightened health and safety protocols and we expect this to continue for the foreseeable future. We have proactively worked to ramp up domestic and international production to meet existing and anticipated future demand, while securing critical inventory to support ongoing trends in the marketplace. Our ability to react and accelerate manufacturing efforts is a meaningful reflection on the relationships we have with our partners across the globe. These essential steps will serve to support our key retailers and business partners as the country continues to reopen. The changing consumer landscape and return to home recreation and entertainment places us in a position to meet demand and our strong pipeline of product and industry leading innovation positions us for sustained growth now and into the future. We are making appropriate investments in talent and organizational structure as well as facility improvements and expanded supply chain capabilities. These investments will enable us to navigate the continued uncertainty in the marketplace, meet customer and consumer demand and pave the way for continued organic growth. I would like to thank our leadership team and the entire organization for their effort and commitment in delivering a record quarter. My first three months as the new Chief Executive Officer of Escalade, Inc. have been educational and inspiring. We are fortunate to have a talented team working together to accelerate growth at a critical time in our history.”

In response to the Company’s financial performance, positive outlook and strength of our balance sheet, the Board of Directors approved a 12% increase to the quarterly dividend, moving the per share payout from $0.125 to $0.14. “Our results place us squarely in a position to return shareholder value, a critical component of our long-range plan and indicative of the strength of our company and our financial position,” said Sincerbeaux.

“The Company is in a strengthened financial position given our business performance, gross margin expansion and nimble organizational structure,” said Stephen Wawrin, Escalade’s VP Finance and Chief Financial Officer. “Inventory levels have been right-sized and our aging has significantly improved, allowing us the flexibility to invest in essential key items to support ongoing demand. In addition, our current $50 million credit facility remains untapped and, among other uses, enables us to explore strategic acquisitions to further strengthen our product portfolio and channels of distribution.”

Net sales for the second quarter of 2020 were $83.5 million compared to net sales of $55.6 million for the same quarter in 2019, an increase of $27.9 million or 50.1%. The increase in sales was primarily driven by growth in our outdoor and fitness categories, including basketball, Lifeline Fitness and Victory Tailgate as demand for our fitness and home recreation products continues to be high amidst the COVID-19 pandemic. Business categories lagging in Q1 came back to life in Q2 as our brick and mortar partners began to reopen.

Gross margin ratio for the second quarter of 2020 was 27.8%, compared to 23.3% for the same period in the prior year. The improvement in gross margin was primarily due to product mix and operational improvements the Company has performed over the last year. In addition, lower inventory levels and cleaner inventory minimized markdown exposure. The improved margins were partially offset by headwinds in factory utilization due to closures at two of our operating facilities for an extended period of time due to COVID-19 early in the quarter. Gross profit for the second quarter of 2020 was $23.2 million compared to $13.0 million for the same quarter in 2019.

Selling, general and administrative expenses (SG&A) were $11.9 million for the quarter compared to $10.0 million for the same period in the prior year, an increase of $1.9 million or 18.8%. The increase in SG&A is in line with the growth of the business. SG&A, as a percent of sales, for the second quarter of 2020 decreased to 14.3% from 18.0% reported for the same period prior year.

Operating income for the second quarter of 2020 was $10.9 million compared to operating income of $2.5 million for the same period in the prior year.

Net income for the second quarter of 2020 was $8.7 million, or $0.61 diluted earnings per share compared to net income of 1.9 million, or $0.13 diluted earnings per share for the same quarter in 2019. Through two quarters of 2020, diluted earnings per share are $0.11 ahead of full year 2019 levels.

The Company announced a quarterly dividend of $0.14 per share to be paid to all shareholders of record on September 14, 2020 and disbursed on September 21, 2020.

Escalade is a leading manufacturer and marketer of sporting goods products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Patrick Griffin, Vice President of Corporate Development & Investor Relations at 812/467-1358.

ABOUT ESCALADE SPORTS

Headquartered in Evansville, IN, Escalade Sports is a global manufacturer and distributor of sports and outdoor recreational equipment.  Leaders in their respective categories, Escalade Sports’ brands include Bear® Archery, Bear X™, Trophy Ridge®, Rocket®, SIK® and Cajun Bowfishing™ archery equipment; STIGA® and Ping-Pong® table tennis; Accudart® and Unicorn® darting; Atomic®, Victory Tailgate®, Triumph™ Sports, Viva Sol®, Zume Games® recreational games; DURA® and Onix® pickleball equipment; Goalrilla™, Goalsetter® residential in-ground basketball systems, Goaliath® and Silverback® residential in-ground and portable basketball goals; Lifeline® and the STEP® fitness products; Woodplay® premium playsets; Vuly™ trampolines; and Cue&Case® - a leader in specialty billiard accessories. Escalade Sports’ products are available at sporting goods dealers and independent retailers nationwide.  For more information on Escalade Sports, its brands, instruction manuals, retailers, warranty, replacement parts or customer service, please call 1-888-784-4288 or visit www.escaladesports.com.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to: specific and overall impacts of the COVID-19 global pandemic on Escalade’s financial condition and results of operations; Escalade’s plans and expectations surrounding the transition to its new Chief Executive Officer and all potential related effects and consequences; the impact of competitive products and pricing; product demand and market acceptance; new product development; Escalade’s ability to achieve its business objectives, especially with respect to its Sporting Goods business on which it has chosen to focus; Escalade’s ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and of divestitures or discontinuances of certain operations, assets, brands, and products; the continuation and development of key customer, supplier, licensing and other business relationships; the ability to successfully negotiate the shifting retail environment and changes in consumer buying habits; the financial health of our customers; disruptions or delays in our business operations, including without limitation disruptions or delays in our supply chain, arising from political unrest, war, labor strikes, natural disasters, public health crises such as the coronavirus pandemic, and other events and circumstances beyond our control; Escalade’s ability to control costs; Escalade’s ability to successfully implement actions to lessen the potential impacts of tariffs and other trade restrictions applicable to our products and raw materials, including impacts on the costs of producing our goods, importing products and materials into our markets for sale, and on the pricing of our products; general economic conditions; fluctuation in operating results; changes in foreign currency exchange rates; changes in the securities markets; Escalade’s ability to obtain financing and to maintain compliance with the terms of such financing; the availability, integration and effective operation of information systems and other technology, and the potential interruption of such systems or technology; risks related to data security of privacy breaches; and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Escalade, Incorporated and Subsidiaries

Consolidated Statements of Operations

(Unaudited, In Thousands Except Per Share Data)

	Three Months Ended		Six Months Ended
All Amounts in Thousands Except Per Share Data	July 11, 2020	July 13, 2019	July 11, 2020	July 13, 2019

Net sales	$83,524	$55,639	$120,813	$87,741

Costs and Expenses
Cost of products sold	60,289	42,680	87,363	66,305
Selling, administrative and general expenses	11,921	10,038	19,378	17,783
Amortization	442	450	776	788

Operating Income	10,872	2,471	13,296	2,865

Other Income (Expense)
Interest expense	(60)	(131)	(104)	(199)
Other income	22	3	68	9

Income Before Income Taxes	10,834	2,343	13,260	2,675

Provision for Income Taxes	2,124	467	2,599	532

Net Income	$8,710	$1,876	$10,661	$2,143

Earnings Per Share Data:
Basic earnings per share	$0.62	$0.13	$0.76	$0.15
Diluted earnings per share	$0.61	$0.13	$0.75	$0.15

Dividends declared	$0.125	$0.125	$0.25	$0.25

Consolidated Balance Sheets

(Unaudited, In Thousands)

All Amounts in Thousands Except Share Information	July 11, 2020	December 28, 2019	July 13, 2019
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$16,669	$5,882	$4,598
Receivables, less allowance of $728; $483; and $533; respectively	49,516	35,450	35,229
Inventories	41,653	42,269	47,984
Prepaid expenses	2,085	3,151	2,958
Prepaid income tax	--	163	1,687
TOTAL CURRENT ASSETS	109,923	86,915	92,456

Property, plant and equipment, net	14,713	15,111	15,387
Operating lease right-of-use assets	1,395	1,080	1,288
Intangible assets, net	18,071	18,847	19,529
Goodwill	26,749	26,749	26,749
Other assets	57	77	94
TOTAL ASSETS	$170,908	$148,779	$155,503

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Note payable	$--	$135	$135
Trade accounts payable	18,109	7,765	7,187
Accrued liabilities	13,196	9,689	7,732
Income tax payable	1,705	--	--
Current operating lease liabilities	711	621	694
TOTAL CURRENT LIABILITIES	33,721	18,210	15,748

Other Liabilities:
Long-term debt	--	--	7,393
Deferred income tax liability	3,537	3,537	3,409
Operating lease liabilities	699	475	616
Other liabilities	387	387	1,094
TOTAL LIABILITIES	38,344	22,609	28,260

Stockholders' Equity:
Preferred stock:
Authorized 1,000,000 shares; no par value, none issued
Common stock:
Authorized 30,000,000 shares; no par value, issued and outstanding – 14,153,579; 14,214,777; and 14,467,634; shares respectively	14,154	14,215	14,468
Retained earnings	118,410	111,955	112,775
TOTAL STOCKHOLDERS' EQUITY	132,564	126,170	127,243
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$170,908	$148,779	$155,503

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